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                                                                    EXHIBIT 11.1

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES
          STATEMENT RE: COMPUTATION OF PRO FORMA EARNINGS PER SHARE(1)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
Pro forma net earnings......................................   $   792    $   284
Interest accrued on convertible debt, net of income
  taxes(2)..................................................        --         97
                                                               -------    -------
          Adjusted pro forma net earnings...................   $   792    $   381
                                                               =======    =======
Weighted average number of shares outstanding(3)............    18,089     12,187
Weighted average number of common equivalent shares
  (computed using the treasury stock method)................       521        374
Common shares from convertible debt(2)......................        --      2,157
Common equivalent shares from the distribution payable
  $(4,875,576) divided by the initial public offering price
  of $11.00 per share (and weighted since the initial public
  offering).................................................        --        420
                                                               -------    -------
          Weighted average number of common and common
           equivalent shares................................    18,610     15,138
                                                               =======    =======
Pro forma earnings per common and common equivalent share...   $   .04    $   .03
                                                               =======    =======
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(1) All share and per share data has been adjusted to reflect the effect of the
     2-for-1 stock split (effected in the form of a stock dividend) at the time of the March 1996 initial public offering.
(2) Assumes convertible debentures were converted, as a component of the initial public offering-related reorganization, as of the beginning of the period and the related interest expense, net of income taxes, is added back to pro forma net earnings.
(3) Assumes number of shares outstanding, after giving effect to the initial public offering-related reorganization, as of the beginning of the period.